Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS RECORD FIRST QUARTER NET REVENUE OF $626.6 MILLION

Net Revenue Drives 1Q Operating Income of $127.1 Million, Net Income of $56.9 Million,

BCF of $207.7 Million, Adjusted EBITDA of $178.4 Million and Free Cash Flow of $120.4 Million

IRVING, Texas – May 8, 2019 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the first quarter ended March 31, 2019 as summarized below.

Summary 2019 First Quarter Highlights

	Three Months Ended March 31,
($ in thousands)	2019	2018	Change
Local Revenue	$188,166	$193,268	(2.6)%
National Revenue	$63,678	$67,045	(5.0)%
Political Revenue	$1,307	$9,266	(85.9)%
Television Ad Revenue	$253,151	$269,579	(6.1)%

Retransmission Fee Revenue	$313,974	$275,941	+13.8%
Digital Revenue	$52,835	$62,804	(15.9)%
Trade / Other Revenue	$6,687	$7,012	(4.6)%
Net Revenue	$626,647	$615,336	+1.8%

Income from Operations	$127,074	$117,616	+8.0%

Net income	$56,887	$47,341	+20.2%

Broadcast Cash Flow(1)	$207,730	$204,503	+1.6%
Broadcast Cash Flow Margin(2)	33.1%	33.2%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$183,762	$182,091	+0.9%
Adjusted EBITDA(1)	$178,365	$181,110	(1.5)%
Adjusted EBITDA Margin(2)	28.5%	29.4%

Free Cash Flow Before One-Time Transaction Expenses(1)	$125,762	$122,449	+2.7%
Free Cash Flow(1)	$120,365	$121,468	(0.9)%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 5/8/19

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Our record first quarter 2019 results, before one-time expenses, reflect another period of operating and growth momentum and represent the start of a very exciting year for Nexstar as we balance our focus on current operations, including preparations for the 2020 election cycle and a significant level of retransmission consent agreement renewals, with the expected completion of the highly accretive Tribune Media transaction later this year. We generated record first quarter net revenue, despite the absence of non-recurring political and Olympic revenue, which led to record first quarter operating income, net income, BCF, Adjusted EBITDA and free cash flow of $125.8 million before $5.4 million of one-time transaction expenses. For the quarter, we delivered about 20% of every net revenue dollar to the free cash flow line allowing us to invest in our local media platform and content as well as initiatives to drive shareholder returns.  Reflecting our return of capital, leverage reduction and total shareholder return focus, during the first quarter we paid down funded debt by approximately $92.0 million while returning approximately $21.0 million to shareholders through our recently upsized quarterly cash dividend.

“During and just subsequent to the end of the first quarter we announced three definitive divestiture agreements marking further progress with our comprehensive regulatory compliance plan which moves us closer to completing the strategic and financially compelling Tribune Media transaction.  In aggregate, and concurrent with the closing of the Tribune transaction later this year, we will divest a total of 21 stations in 16 markets for gross proceeds of $1.36 billion.  The total gross proceeds from the proposed station divestitures exceed our initial estimate by approximately 36%, while the cash flow to be divested, inclusive of the elimination of certain synergies, is less than those in our prior projections.  As a result, our borrowings and leverage will be lower than anticipated at closing which collectively serves to reinforce our confidence that the Tribune transaction will result in approximately 46% growth in Nexstar’s average annual free cash flow in the 2018/2019 cycle to approximately $900 million.

“First quarter television advertising revenue excluding political advertising declined by $8.5 million or 3.3%, reflecting approximately $20.0 million of Winter Olympics net revenue recorded in the comparable 2018 period, which was non-recurring in 2019. Excluding political, TV ad spending increased by low single digits on a percentage basis in January and March, partially offset by a high single digit decline in February related to the absence of Olympic ad spending. Importantly, our local teams remain on track to meet our full year expectations for non-political television advertising revenue growth in the low single-digit range.

“Combined first quarter digital media and retransmission fee revenue of $366.8 million rose 8.3% over the prior-year period and accounted for 58.5% of net revenue compared to 55.1% of net revenue in the 2018 first quarter, illustrating again the positive and ongoing shift in our revenue mix. Retransmission fee revenue increased by $38.0 million or 13.8% over the prior-year period, reflecting recent renewals of distribution agreements with multichannel video programming distributors, and contributions from distribution agreements with various OTT providers. With retransmission consent agreements representing approximately 10.0% of our subscriber base renewed in late 2018 and more than 70% to be renewed by 2019 year-end, continued revenue growth from this source remains highly visible for 2019 and beyond. First quarter 2019 digital revenue declined by approximately $10.0 million or 15.9%, primarily due to marketplace changes which affected select demand-side platform customer buying with local customer buying trends remaining on track, as well as approximately $1.0 million of cyclical Winter Olympics net digital revenue recorded in comparable 2018 period.

“The rise in first quarter station direct operating expenses (net of trade expense) primarily reflects the growth in budgeted increases in network affiliation expense. The $4.0 million or 3.4% decline in SG&A expense primarily reflects the decrease in variable costs of our legacy stations related to special political programming and sales that occurred in the 2018 first

Nexstar Media Group, 5/8/19

quarter.  First quarter corporate expense excluding non-cash compensation and one-time transaction expenses was essentially flat, and in line with our expectations.

“Overall, we believe our first quarter results continue to highlight the value of the strategy we’ve successfully executed for over 23 years. During this period, the Company has grown from a single station to become an industry leader based on our disciplined approach to completing accretive acquisitions, a focus on enhancing the operating results of acquired stations and digital media properties, and an organization-wide commitment to localism. At the same time, our development of complementary retransmission and digital revenue streams have materially diversified our revenue mix and we continue to focus on implementing new standards and technologies to monetize the unrivaled reach, trust and influence of our leading local platforms. We also we continue to raise our commitment to support the evolving needs of the viewers, businesses and local communities that we serve each day by working with our network partners and distributors to deliver our content anywhere, anytime and on any device. This approach has positioned Nexstar to continue investing in our business and our employees, while reducing leverage and returning capital to shareholders.

“Since the beginning, Nexstar has remained true to our mission of upholding the public interest principles of localism, diversity and unbiased broadcast journalism. In the face of our unregulated competition, our company and industry continue to support the preservation of democratic life in America by putting in the hard work and making the investments necessary to deliver the local stories that matter to our local communities who rely on our stations to sort the facts from falsehoods. As Nexstar stands at the precipice of completing our transformative acquisition of Tribune Media making us the largest company in local television broadcasting, we have identified many opportunities in acquired markets to add more local programming and enhance overall community involvement. Similar to the Media General transaction, the resources of the combined company will allow us to once again expand our Washington DC news bureau, as well as fund and create additional news bureaus in state capitals across our footprint and make other enhancements focused on expanding audience reach and engagement.

“Looking ahead, with significant and growing free cash flow and the expected closing later this year of the Tribune Media transaction, Nexstar is positioned with the financial capacity and flexibility to reduce leverage while returning capital to shareholders and in January we announced a 20% increase in the amount of our quarterly cash dividend. As we begin to benefit from initial contributions from Tribune later this year, the continued double-digit growth of combined retransmission and digital revenue, a large number of distribution contract renewals at 2019 year-end and the return of the political cycle with the upcoming 2020 presidential election, we have excellent visibility to delivering on our free cash flow and leverage targets and a clear path for the continued near- and long-term enhancement of shareholder value.”

The consolidated debt of Nexstar and independently-owned Variable Interest Entities (VIEs) including, Mission Broadcasting, Inc., Marshall Broadcasting Group, Inc. and Shield Media, LLC (collectively, the “Company”) at March 31, 2019, was $3,892.8 million including senior secured debt of $2,324.7 million. The Company’s total net leverage ratio at March 31, 2019 was 3.57x and first lien net leverage ratio at March 31, 2019 was 2.09x compared to a covenant of 4.25x.

Nexstar Media Group, 5/8/19

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	3/31/2019	12/31/2018
Revolving Credit Facilities	$5.6	$5.6
First Lien Term Loans	$2,319.1	$2,407.5
6.125% Senior Unsecured Notes	$273.6	$273.4
5.875% Senior Unsecured Notes	$405.8	$406.2
5.625% Senior Unsecured Notes	$888.7	$888.2
Total Funded Debt	$3,892.8	$3,980.9

Cash on Hand	$128.6	$145.1

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 334/323-0509, conference ID 6276693 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, corporate expenses, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net), minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would

Nexstar Media Group, 5/8/19

be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 174 full power television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 5/8/19

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2019	2018
Net revenue	$626,647	$615,336

Operating expenses (income):
Corporate expenses	30,765	26,343
Direct operating expenses, net of trade	289,432	275,479
Selling, general and administrative expenses, excluding corporate	111,595	115,562
Trade expense	3,431	3,484
Depreciation	27,437	25,814
Amortization of intangible assets	36,738	36,302
Amortization of broadcast rights	14,362	16,100
Reimbursement from the FCC related to station repack	(14,187)	(1,364)
Total operating expenses	499,573	497,720
Income from operations	127,074	117,616
Interest expense, net	(52,957)	(54,589)
Loss on debt extinguishment	(1,698)	(1,005)
Pension and other postretirement plans credit, net	1,400	2,950
Other expenses	(491)	(127)
Income before income taxes	73,328	64,845
Income tax expense	(16,441)	(17,504)
Net income	56,887	47,341
Net (income) loss attributable to noncontrolling interests	(1,995)	781
Net income attributable to Nexstar	$54,892	$48,122

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$1.20	$1.04
Diluted	$1.15	$1.01

Weighted average number of common shares outstanding:
Basic	45,785	46,075
Diluted	47,784	47,685

Nexstar Media Group, 5/8/19

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended March 31,
Broadcast Cash Flow and Adjusted EBITDA:	2019	2018
Net income	$56,887	$47,341

Add (Less):
Interest expense, net	52,957	54,589
Loss on extinguishment of debt	1,698	1,005
Income tax expense	16,441	17,504
Depreciation	27,437	25,814
Amortization of intangible assets	36,738	36,302
Amortization of broadcast rights	14,362	16,100
Amortization of right-of-use assets attributable to favorable (unfavorable) leases	152	-
Gain on asset disposal, net	(533)	(59)
Loss on operating lease terminations	411	-
Corporate expenses	30,765	26,343
Other expenses	491	127
Pension and other postretirement plans credit, net	(1,400)	(2,950)
Reimbursement from the FCC related to station repack	(14,187)	(1,364)
Payments for broadcast rights	(14,489)	(16,249)

Broadcast cash flow	207,730	204,503
Margin %	33.1%	33.2%

Add (Less):
Pension and other postretirement plans credit, net	1,400	2,950
Corporate expenses, excluding one-time transaction expenses	(25,368)	(25,362)

Adjusted EBITDA before one-time transaction expenses	183,762	182,091
Margin %	29.3%	29.6%

Less:
Corporate one-time transaction expenses	(5,397)	(981)

Adjusted EBITDA	$178,365	$181,110
Margin %	28.5%	29.4%

Nexstar Media Group, 5/8/19

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended December 31,
Free Cash Flow:	2019	2018
Net income	$56,887	$47,341

Add (Less):
Interest expense, net	52,957	54,589
Loss on extinguishment of debt	1,698	1,005
Income tax expense	16,441	17,504
Depreciation	27,437	25,814
Amortization of intangible assets	36,738	36,302
Amortization of broadcast rights	14,362	16,100
Amortization of right-of-use assets attributable to favorable (unfavorable) leases	152	-
Gain on asset disposal, net	(533)	(59)
Loss on operating lease terminations	411	-
Non-cash compensation expense	-	560
Stock-based compensation expense	8,069	6,400
Corporate one-time transaction expenses	5,397	981
Other expenses	491	127
Payments for broadcast rights	(14,489)	(16,249)
Cash interest expense	(51,015)	(51,963)
Capital expenditures, excluding station repack and CVR spectrum(1)	(13,236)	(14,653)
Capital expenditures related to station repack	(14,710)	(5,422)
Proceeds from disposals of property and equipment	588	2,847
Operating cash income tax (payments) refund, net	(1,883)	1,225

Free cash flow before one-time transaction expenses	125,762	122,449

Less:
Corporate one-time transaction expenses	(5,397)	(981)

Free cash flow	$120,365	$121,468

(1)	During the three months ended March 31, 2019 and 2018, capital expenditures related to relinquishment of the CVR spectrum were $0.6 million and $1.0 million, respectively.

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